Exhibit 10.2

AGREEMENT FOR SERVICES

1.0	AGREEMENT

1.1	This Agreement supersedes previous agreement. This Agreement for Services (the “Agreement”) by and between ECD Automotive Design. (“Company”), and Flexible Consulting LLC, a Texas S-Corporation (“Contractor”), is effective as of August 15, 2025, Contractor and Company are sometime herein referred to individually as a “Party” or collectively, as the “Parties”.

1.2	Company will require Victoria Hay, who is an employee of Flexible Consulting, to be the Chief Financial Officer, Principal Accounting Office and an Officer of the Company. This Agreement does not require exclusivity of business dealings by either Party. All Services performed by Contractor for Company are subject to this Agreement. Any prior, pre-existing, additional, or different terms proposed by Contractor at any time are objected to and rejected unless expressly agreed to in writing by an authorized representative of Company.

2.0	PAYMENT FOR SERVICES

Company agrees to issue stock of $150,000 valued and issued on January 2, 2026. Monthly compensation will be $20,000 per month for the CFO services with up to $2,000 per month expenses. Invoices are to be delivered to Company monthly – on the 1st of the month. All invoices must be itemized and submitted in a form and accompanied by such certification and documentation the Company may request and include, without limitation: (a) a description of the Services performed; (b) hourly charges; and, as applicable; (c) pre-approved charges for mileage and other reimbursable travel-related expenses. Payment for invoices is due within 10 days of the invoice.

3.0	WARRANTIES AND COVENANTS

3.1	Contractor warrants that it shall perform the Services (a) with due diligence and in a professional, safe, workmanlike, efficient, and competent manner and with the degree of skill and care ordinarily exercised by members of Contractor’s profession; and(b) in accordance with Company policies, industry standards, and applicable laws, rules, regulations, orders, and codes.

3.2	If the Services prove to be defective or fail to conform to the Company’s specifications and requirements, then at Company’s option, (a) Contractor shall credit or refund to Company the cost of the applicable Services, (b) Contractor shall immediately re- perform the applicable Services at no additional cost or risk to Company, or (c) Company may engage another contractor to re- perform such Services, with Contractor being responsible for the costs of such re-performance.

4.0	INDEPENDENT CONTRACTOR

Contractor shall be an independent contractor with respect to the provision of Services hereunder, and neither Contractor nor anyone employed or hired by Contractor shall be deemed for any purpose to be the employee, agent, servant or representative of Company in the provision of any Services hereunder. Company shall have no direction or control of Contractor or its employees, agents, representatives or suppliers, Company being interested only in the results to be obtained.

5.0	RESPONSIBILITY FOR LOSS, INDEMNITY, RELEASE OF LIABILITY, AND ALLOCATION OF RISK

5.1	CONTRACTOR SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS COMPANY AND ITS AFFILIATES, AND ITS AND THEIR DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, AND REPRESENTATIVES (“COMPANY GROUP”) FROM AND AGAINST ALL CLAIMS, LIABILITIES, LOSSES, DEMANDS, DAMAGE, LIENS, CAUSES OF ACTION OF ANY KIND, ORDERS, SUBPOENAS, OBLIGATIONS, COSTS, EXPENSES, ROYALTIES, FEE ASSESSMENTS, DUTIES, CHARGES, PENALTIES, FINES, JUDGMENTS, INTERESTS, AWARDS (INCLUDING REASONABLE ATTORNEY’S FEES AND COSTS OF LITIGATION) (“CLAIMS”) ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THE SERVICES ON ACCOUNT OF BODILY INJURY, ILLNESS, OR DEATH, TO, OR DAMAGE TO OR LOSS OF PROPERTY OF, CONTRACTOR AND ITS AFFILIATES, AND ITS AND THEIR CONTRACTORS AND SUBCONTRACTORS, AND ITS AND THEIR OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (“CONTRACTOR GROUP”) REGARDLESS OF THE CAUSE OR CAUSES THEROF, INCLUDING WITHOUT LIMITATION, THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, GROSS, OR OTHERWISE), STRICT LIABILITY, PREMISES LIABILITY, WILLFUL MISCONDUCT, OR OTHER FAULT OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY OF MEMBER COMPANY GROUP.

5.2	CONTRACTOR SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY, AND HOLD HARMLESS COMPANY GROUP FROM AND AGAINST ALL CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH ANY ALLEGATION, IN WHOLE OR IN PART, THAT COMPANY GROUP’S USE OR POSSESSION OF THE SERVICES OR RELATED DELIVERABLES PROVIDED BY CONTRACTOR GROUP INFRINGES, MISAPPROPRIATES, DILUTES, OR VIOLATES THE INTELLECTUAL PROPERTY RIGHTS OF ANY THIRD PARTY.

6.0	INSURANCE

6.1	Contractor, at its own expense, shall maintain the insurance set forth below with reputable insurance companies authorized to do business in the state(s) where the Services are to be performed, or through a self-insurance program, to support its release, defense, indemnity, and hold harmless obligations assumed in Section 5.0. Such insurance shall support, but not limit, the indemnity obligations assumed by Contractor herein, except to the extent required by applicable law. If it is judicially determined that the monetary limits of insurance required under this Section 6.0 or of the release, defense, indemnity, and hold harmless obligations voluntarily assumed in Section 5.0 exceed the maximum limits permitted under applicable law, said insurance requirements or indemnities shall automatically be amended to confirm to the maximum monetary limits permitted under such applicable law.

(a)	Commercial General Liability (CGL) including broad form contractual liability coverage for Contractor’s contractual obligations covered in this Agreement (including “Actions Over” coverage and a severability of interest’s clause), in the amount of $1,000,000 combined single limit per occurrence.

(b)	Excess Liability Insurance over that required in (b) in the amount of $1,000,000 each occurrence and in the aggregate, specifically including contractual liability coverage for the risks, liabilities, and indemnity obligations expressly assumed by Contractor under this Agreement.

The Parties agree that the limits of insurance specified in Section 6.1 may be satisfied by any combination of primary and excess coverage.

6.2	To the extent of the risks and liabilities expressly assumed under this Agreement by Contractor, Contractor shall cause its insurers: (a) to waive all rights of subrogation against Company Group and their respective underwriters and insurers; (b) to name members of Company Group as an additional insured (except for Workers Compensation coverage); and (c) to furnish to Company, at such times as the Company may request, a Certificate of Insurance evidencing that the proper insurance has been obtained. To the extent of the risks and liabilities expressly assumed by Contractor under this Agreement, Contractor’ insurance provided under this Agreement shall be primary and non-contributory. All premiums, deductibles, and self-insured amounts shall be at the sole cost and expense of Contractor. The failure by Contractor to: (i) secure the insurance coverages required under Section 6.1, (ii) comply fully with any of the insurance provisions of this Agreement, or (iii) secure endorsements on the insurance policies as may be necessary to comply with the provisions of this Agreement shall in no way relieve Contractor from its obligations hereunder.

7.0	CONFIDENTIAL INFORMATION

7.1	Except as otherwise provided herein, Confidential Information of the Disclosing Party (as each of those terms are defined below) shall be held in strict confidence by the Receiving Party (as defined below) and used only for purposes of this Agreement, and no Confidential Information of Disclosing Party, including, without limitation, the provisions of this Agreement, shall be disclosed by the Receiving Party, its agents or employees, without the prior written consent of the Disclosing Party, except as may be necessary by reason of legal, accounting, or regulatory requirements beyond the reasonable control of the Receiving Party. The Receiving Party shall use commercially reasonable efforts to protect the secrecy and avoid unauthorized disclosure and use of the Confidential Information of the Disclosing Party and shall take at least those measures that Receiving Party uses to safeguard its own confidential, proprietary, privileged, and trade secret information. Without limiting the Receiving Party’s obligations under this Section 7.0, the Receiving Party may disclose the Confidential Information of the Disclosing Party to the Receiving Party’s directors, officers, employees, agents, consultants, contractors, and subcontractors who have a need to know such information for the purposes of this Agreement (“Related Party”), provided that, such persons have signed a non-use and non- disclosure agreement in content similar to the provisions of this Agreement or are otherwise legally obligated not to disclose or use such Confidential Information, prior to any disclosure of such Confidential Information to such persons. The Receiving Party shall diligently enforce any and all confidentiality agreements with, and the non-disclosure and non-use obligations of, its Related Parties and shall be responsible for any breach of the confidentiality obligations and restrictions on use set forth herein by any of its Related Parties. The Receiving Party shall (a) notify the Disclosing Party immediately of any unauthorized possession, use, or knowledge of the Disclosing Party’s Confidential Information; (b) promptly furnish the Disclosing Party full details of such possession, use, or knowledge; and (c) cooperate with the Disclosing Party in any litigation against third parties as may be deemed reasonably necessary by the Disclosing Party to protect its proprietary rights in its Confidential Information.

7.2	If the Receiving Party must disclose any Confidential Information of the Disclosing Party pursuant to applicable law or regulation or by operation of law, the Receiving Party may disclose only such information as, in the opinion of counsel, is legally required, and provided, further, the Receiving Party shall, to the extent reasonably possible, provide reasonable advance notice to the Disclosing Party of such requirement in order to allow the Disclosing Party to seek, at its expense, a protective order, and the Receiving Party shall, at the Disclosing Party’s expense, reasonably cooperate with the Disclosing Party’s efforts to seek such a protective order. Any disclosure pursuant to this Section 7.2 by the Receiving Party of the Disclosing Party’s Confidential Information, in no way, shall be deemed to change, affect, or diminish the confidential and proprietary status of such Confidential Information. Notwithstanding anything elsewhere in these Terms, the terms of this Section 7.0 shall apply to Confidential Information of the Disclosing Party amounting to a trade secret for as long as such information remains a trade secret under applicable law and shall survive the termination of this Agreement.

7.3	In response to a request by the Disclosing Party, the Receiving Party agrees to, and to cause all of its Related Parties to, promptly return or destroy any samples, documents, or other physical Confidential Information of the Disclosing Party and any notes, abstracts, computer files and libraries, and any other materials that contain the Disclosing Party’s Confidential Information, and provide an affidavit confirming the complete return or destruction of such Confidential Information; provided, however, the Receiving Party may keep Confidential Information that has been electronically archived for so long as such archived files are retained by the Receiving Party in the normal course of business and provided further that the Receiving Party continues to treat such Confidential Information in accordance with the obligations of this Agreement and the Receiving Party does not obtain such Confidential Information from such archived files.

7.4	The Disclosing Party’s Confidential Information may be of a special, unique, unusual, extraordinary, and intellectual character. The Receiving Party therefore understands and agrees that a violation or breach of its obligations under this Section 7.0, or any threat thereof, may produce irreparable damage and immediate injury to the Disclosing Party. In the event of a breach or threatened breach of Receiving Party’s obligations under this Section 7.0, the Disclosing Party shall be entitled to seek injunctive relief to enjoin and restrain such breach. Such equitable remedies shall be in addition to and not in lieu of any damages to which a Party may be entitled by law as a result of such violation or breach.

7.5	The foregoing provisions of this Section 7.0 shall not apply to information (a) in the public domain through no fault of Receiving Party, (b) the Receiving Party had in its possession prior to receiving it from the Disclosing Party (as evidenced by dated documentation), (c) the Receiving Party obtained from a third party who rightfully acquired such information and Receiving Party has the right, without obligation to the third party, to transfer or disclose the information, or (d) the Receiving Party independently developed without reference to the information received from the Disclosing Party (as evidenced by dated documentation).

7.6	Without limiting Contractor’s obligations under this Section 7.0, Contractor acknowledges, understands, and agrees that all Contractor Group personnel performing the Services may be required to execute a copy of the Company’s standard form of Confidentiality and Intellectual Property Agreement (Third Party) and Company’s Acceptable Use Policy prior to performing Services under this Agreement.

7.7	For the purposes of this Section 7.0, “Confidential Information” means any and all information that is not otherwise publicly available (other than as a result of unauthorized disclosure) and is directly or indirectly communicated by or on behalf of a Party (as the “Disclosing Party”) to the other Party (as the “Receiving Party”), including, without limitation, engineering, geophysical, geological, marketing and financial information, software, source code, technical information, analysis, drawings, data, computer programs, the identity of customers or vendors, information regarding the nature and location of performance of the Services and the Disclosing Party’s business plans, processes, procedures, trade secrets and know-how, whether such information be written, oral or in magnetic, optical, photographic, electronic, or other format.

8.0	ASSIGNMENT AND SUBCONTRACTING

Contractor shall not assign this Agreement or assign or subcontract all or any part of the Services without the prior written consent of Company.

9.0	TERMINATION

9.1	This Agreement shall remain in effect until terminated by giving the other Party thirty (30) days written notice; provided, however, this Agreement will govern any Services remaining to be performed at the time of termination, and such termination shall not affect any rights or obligations that expressly or by their nature survive termination, including without limitatio n, payment obligations and obligations set forth in Section 3.0 (Warranties and Covenants), Section 5.0 (Responsibility for Loss, Indemnity, Release of Liability and Allocation of Risk), and Section 7.0 (Confidential Information).

10.0	EQUAL OPPORTUNITY

If applicable, Company and Contractor’s contractors and subcontractors shall abide by the requirements of 41 CFR 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities and prohibit discrimination against all individuals based on their race, color, religion, sex, sexual orientation, gender identity or national origin. Moreover, these regulations require that prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, sexual orientation, gender identity, national origin, disability, or veteran status.

11.0	HEALTH, SAFETY AND ENVIRONMENT; WORKING CONDITIONS GUIDELINES

Company has determined requirements for the contractors and suppliers it engages, with a view to establishing a relationship that promotes responsible social, environmental, and economic practices in a collaborative manner. At a minimum, all of Company’s contractors and suppliers are required to comply with the laws, rules, and regulations of the countries in which they operate. In addition, where industry guidelines exist and require a higher standard than local laws require, such industry guidelines should be adhered to, including compliance with guidelines on freely chosen employment, forced labor, child labor, discrimination, harsh or inhumane treatment, minimum wages, working hours, and freedom of association. Contractor shall show an active commitment to (a) the protection of people at all times and in all circumstances, including the provision of adequate controls to protect people from exposure to physical, chemical, biological, and psychosocial hazards in the workplace; and (b) the protection of the environment by minimizing Contractor’s impact on the environment through pollution prevention, control of emissions, and the efficient use of natural resources and the reduction and recycling of waste. Company expects its contractors and suppliers to understand Company’s expectations and act in a way that is consistent with the Company’s Code of Business Conduct and Ethics and Human Rights Policy, each of which will be provided upon request.

12.0	HIRING OF CONTRACTOR EMPLOYEES

Company will not hire any of Contractor’s employees during the term of this Agreement without Contractor’s written consent. Should Company elect to hire any of Contractor’s employees, a fee of $10,000 will be payable to Contractor upon such employee completing their first 30 days as a permanent employee with the Company.

13.0	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to any choice of law or conflicts of law provisions, and each Party agrees that venue shall lie exclusively in Harris County, Texas.

14.0	GENERAL

This Agreement constitutes the Parties’ entire agreement with respect to the subject matter hereof. No amendment or modification of this Agreement shall be effective unless in writing and signed by an authorized representative of Company and Contractor. If any term or condition herein shall be held invalid, unenforceable, or against public policy, such term or condition shall be deemed severable, and the validity, binding effect, and enforceability of the remaining provisions shall not be affected. Failure of Company or Contractor to enforce any of the terms and conditions herein shall not prevent a subsequent enforcement of such terms and conditions or be deemed a waiver of any subsequent breach.

15.0	EXECUTION AND DELIVERY

This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original of this Agreement for all purposes but shall not be effective until each Party has executed at least one counterpart. This Agreement may be executed and delivered by electronic means (including Adobe Portable Document Format (PDF) and the like).

EXECUTED by a duly authorized representative of Company and Contractor.

CONTRACTOR:		COMPANY:

Flexible Consulting LLC		ECD Automotive Design

Signature:	/s/ Alexander Ewan Hay	Signature:	/s/ Scott Wallace
Printed Name: Alexander Ewan Hay		Printed Name: Scott Wallace
Title: Director of Operations		Title: CEO
Date: [ ] 8/15/2025		Date: [ ] 8/15/20

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